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                                                                    EXHIBIT B(4)

                            Amendment to the By-Laws
                                       of
                 Warburg, Pincus Global Fixed Income Fund, Inc.

Pursuant to Article VIII of the By-Laws of Warburg, Pincus Global Fixed Income Fund, Inc., the name has changed to Credit Suisse Warburg Pincus Global Fixed Income Fund, Inc.

Dated the 26th day of March, 2001